EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 18, 2024 (the “Effective Date”) by and between Citizens, Inc., a Colorado corporation (the “Company”), and Jon Stenberg (the “Executive”) (each, a “Party” and together, the “Parties”).
WHEREAS, the Executive has been offered employment by the Company to serve as an executive on the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive desires to accept employment with the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Term. Unless earlier terminated in accordance with Section 5, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on June 30, 2027 (the “Initial Term”), subject to automatic renewal for additional one (1) year periods unless and until either Party provides the other Party with not less than ninety (90) days’ notice of such Party’s intent not to renew (the Initial Term and any such renewal, the “Term”). The Company’s election not to renew this Agreement shall not constitute a termination by the Company without Cause or a CIC Termination or constitute Good Reason (each as defined below. If the Parties have failed to enter into a new agreement after notice of non-renewal has been provided, the Executive’s employment shall terminate at the end of such Term, and, notwithstanding anything to the contrary in Section 6, the Company’s only obligation to Executive upon such termination will be to pay the Accrued Amounts.

2.Position and Duties.
(a)During the Term, the Executive shall serve as follows:
(i) From the Effective Date until June 30, 2024, Executive shall serve as the Company’s President, reporting to the current Chief Executive Officer, Gerald W. Shields.
(ii) From July 1, 2024 until the end of the Term, Executive shall serve as the Company’s Chief Executive Officer. The Executive shall report to the Company’s Board of Directors (the “Board”) and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Board from time to time (including the performance of services for, and serving on the Board or the board of directors of any affiliate of the Company without any additional compensation). During the Term, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b)The Executive shall devote his full working time, energy, and attention to the performance of his duties and responsibilities hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with or interfere with the rendition of the Executive’s services under this Agreement; provided that nothing herein shall preclude the Executive from managing his personal, financial, and legal affairs, or prevent the Executive from engaging in other civic and charitable activities, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided under this Agreement.

(c)Executive’s work location shall be at the Company’s headquarters, which are currently located in Austin, Texas.

3.Compensation.

(a)Base Salary.
(i)While Executive is serving as President, the Company shall pay Executive a base salary at the rate of $450,000 per year payable in regular installments in accordance with the Company’s customary payroll practices.
(ii)While Executive is serving as Chief Executive Officer, the Company shall pay the Executive a base salary at the rate of $500,000 per year (the “Base Salary”), payable in regular installments in accordance with the Company’s customary payroll practices. The Board or the Compensation Committee of the Board (the “Committee”) shall, no less frequently than annually, review the Executive’s Base Salary and, in its sole discretion, may increase the Executive’s Base Salary. Upon any such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

(b)Short-Term Incentive. In addition to the Base Salary, during the Term, the Executive shall be eligible to earn an annual cash bonus with respect to each fiscal year of the Company during the Term (the “Annual Bonus Opportunity”) as follows:
(i)While Executive is serving as President, the target bonus for the Annual Bonus Opportunity shall be $350,000.
(ii)While Executive is serving as Chief Executive Officer, the target bonus for the Annual Bonus Opportunity shall be $400,000.
In each case, the amount of the Annual Bonus Opportunity paid to Executive each year shall be based on the degree to which performance goals established by the Committee for each such fiscal year have been satisfied, as determined by the Board or the Committee in their sole discretion (such amount as actually determined, the “Annual Bonus”). The Annual Bonus shall be paid no later than March 31 of the year following the end of the fiscal year to which such Annual Bonus relates, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Section 6. In the first year of the Term, the Annual Bonus Opportunity shall be pro-rated based on the time served as President and the time served as Chief Executive Officer.

(c)Long-Term Incentive. In addition to the Base Salary, during the Term, the Executive shall be eligible to earn long-term incentive equity compensation with respect to each fiscal year of the Company during the Term (the “LTI”) as follows:
(i)While Executive is serving as President, the target bonus for the LTI shall be $350,000.
(ii)While Executive is serving as Chief Executive Officer, the target bonus for the LTI shall be $450,000.
In each case, Executive’s target bonus shall be paid in the form of restricted stock units (RSU) and/or performance stock units (PSU), or other equity grants available under the Company’s equity incentive plan then in place, the terms and conditions of which shall be governed by the applicable award agreements and equity plan documents. As of the Effective Date, the LTI shall be awarded as 40% time-based RSUs and 60% performance-based PSUs. The amount of the LTI actually paid to Executive each year shall be based on the degree to which applicable long-term performance goals established by the Committee have been satisfied, as determined by the Board or the Committee in their sole discretion. The LTI shall be subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Section 6. In the first year of the Term, the LTI shall be pro-rated based on the time served as President and the time served as Chief Executive Officer.

(d)Sign-on Bonus. In addition to all other compensation paid to Executive hereunder, on the Effective Date, Executive shall be awarded a grant of RSUs in the amount of $300,000. The RSUs shall vest over 3 years in equal 1/3 increments on the first, second and third anniversary of the Effective Date, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Section 6, and shall be subject to the terms and conditions of the Company’s standard executive award agreements and equity plan documents.

4.Employee Benefits.

(a)Generally. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs available generally to other similarly-situated executives of the Company, in each case to the extent that the Executive is eligible under the terms of such plans or programs. During the Term, the Company shall maintain customary liability insurance for directors and officers and shall list the Executive as a covered officer.

(b)Paid Time Off. During the Term, the Executive shall be entitled to accrue and take twenty-five (25) days of paid time off per year, in accordance with the terms of the Company’s paid-time off policies as may be in effect from time to time.

(c)Expense Reimbursement. During the Term, the Company shall pay or reimburse the Executive for all ordinary and reasonable business expenses incurred (and, in the case of reimbursement, paid) by the Executive in furthering the goals of the Company, subject to the Executive’s provision of documentation in accordance with the policies applicable to similarly-situated executives of the Company generally.

(d)Relocation. Within 6 months of the Effective Date, the Executive will relocate to and reside in Austin, Texas, for the Term. The Company will pay the Executive the amounts set forth on Appendix 1 hereto in consideration for his agreement to relocate (the “Relocation Payment”). Should the Executive leave the employment of the Company for any reason prior to the end of the Initial Term, the Executive will repay to the Company a pro-rated portion of the Relocation Payment, based on how many months during the Initial Term Executive actually served. For example only, if Executive leaves his employment after 12 months, Executive shall re-pay 2/3 of the Relocation Payment (i.e., 1/3 of the Relocation Payment was “earned” and 2/3 must be repaid).

5.Termination of Employment.

(a)The Term and the Executive’s employment under this Agreement may be terminated under the following circumstances.

(i)Death. The Term and the Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

(ii)Disability. The Term and the Executive’s employment hereunder shall terminate in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) is eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive (whether or not Executive elects to participate in such plan), or (ii) if no such long-term disability plan is applicable to the Executive, the Executive is unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one-hundred-eighty (180)-day period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code, and other applicable law.

(iii)Cause. The Company may immediately terminate the Term and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure by the Executive to perform the material responsibilities and duties under this Agreement, (ii) the engaging by the Executive in willful or reckless conduct, if such conduct is done or omitted to be done by the Executive not in good faith, and is materially injurious to the Company monetarily or otherwise, (iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony, or any act of fraud, dishonesty, misappropriation, embezzlement, or moral turpitude committed by the Executive which, in the sole discretion of the Company, causes actual or threatened damage or harm to the Company, (iv) the commission or omission of any act by the Executive that is materially detrimental to the best interests of the Company and that constitutes common law fraud or a violation of applicable law, or (v) the Executive’s breach of any material provision of this Agreement (including the Restrictive Covenants). For purposes of this Section 5(a)(iii), no act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates. Notwithstanding the foregoing, the Term and the Executive’s employment shall not be deemed to have been terminated for Cause unless (A) the Company shall have given the Executive (1) prior written notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, and (2) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, to the extent reasonably able to cure, and (B) the Company has delivered to the Executive a copy of either: (1) a unanimous written consent executed by all members of the Board, or (2) a resolution duly adopted by at least a majority of the members of the Board (excluding, if applicable, Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, the Executive engaged in conduct constituting Cause and, to the extent reasonably susceptible to cure, has not cured such failure.

(iv)Good Reason. The Executive may terminate the Term and his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, (A) the Company’s failure to pay earned compensation when due and payable; (B) a material diminution in the Executive’s position, duties, or responsibilities; (C) the Company’s material breach of any other material provision of this Agreement, or (D) a change of the Executive’s principal place of employment to a location more than one-hundred-fifty (150) miles from such principal place of employment as of the Effective Date, it being expressly understood that it shall not constitute Good Reason for the Company to require the Executive to relocate to and principally reside in the Austin, Texas metro area, during the Term. The Executive shall not have Good Reason to terminate the Term and his employment unless (X) the Company shall have been given a Notice of Termination setting forth the reasons for the Executive asserting Good Reason within ninety (90) days of the initial existence of the condition claimed to constitute Good Reason, (Y) the Company shall have been given a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, and (Z) the Executive terminates employment within sixty (60) days of the expiration of such cure period.

(v)Board Discretion. The Company may terminate the Term and Executive’s Employment hereunder at any time, in the Board’s sole discretion (“Board Discretion”).

(vi)Any Other Reason. Neither Party may terminate the Term or the Executive’s employment hereunder except as set forth in this Section 5(a), but the Parties at all times reserve the right to end the employment relationship on mutually-agreeable terms not expressly set forth in this Agreement, subject to the other requirements of this Agreement, including Section 12(c).

(b)Notice of Termination. Except for a non-renewal of this Agreement, any termination of the Executive’s employment by the Company or by the Executive during the Term shall be communicated by providing the other Party at least sixty (60) days’ advance written notice of such termination (the “Notice of Termination”) in accordance with Section 12(a); provided that no Notice of Termination shall be required in the event of a termination on account of the death of the Executive or by the Company for Cause (except that with respect to Cause, the Company shall have given the Executive notice and the opportunity to cure as set forth in Section 5(a)(iii) above).

6.Termination Payments.

(a)Death or Disability. In the event that the Executive’s employment hereunder terminates as a result of the Executive’s death or Disability, the Company shall pay to the Executive (or Executive’s estate, as applicable) the following amounts within thirty (30) days following the date of termination of employment or as required by applicable law unless a different payment date is stated:
(i)Cash payment equal to the earned but unpaid portion of Base Salary accrued through the date of termination;
(ii)Cash payment equal to the paid time off accrued but unused as of the date of termination;
(iii)If termination is between January 1 and March 31 of any given year, a cash payment equal to the earned but unpaid Annual Bonus, if any, which the Company agrees was earned under Section 3 as of the previous fiscal year ((a)(i), (ii), (iii), and (vi), collectively, the “Accrued Amounts”);
(iv)Cash payment equal to the pro-rated Annual Bonus for the year of Executive’s termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied, paid at the same time as bonuses are paid to similarly situated executives of the Company (the “Pro-Rated Annual Bonus”);
(v)Equity payment equal to the pro-rated LTI awarded for the year of Executive’s termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied, awarded at the same time as LTI is paid to similarly situated executives of the Company (the “Pro-Rated LTI”); and
(vi)Reasonable business expenses and disbursements incurred and documented prior to the date of termination of employment, to be reimbursed as authorized under Section 4(c), payable in accordance with the Company’s reimbursement policies as in effect as of the date of termination of employment.

(b)For Good Reason. In the event that Executive terminates his employment hereunder for Good Reason, other than within the one (1) year period following a Change in Control, the Executive shall be entitled to:
(i)the Accrued Amounts;
(ii)50% of the Pro-Rated Annual Bonus and 50% of the Pro-Rated LTI;

(iii)an amount equal to 50% of Executive’s Base Salary for the number of months remaining in the Term, payable in equal installments over such period following the date of termination (the “Severance Period”) in accordance with the Company’s customary payroll practices;
(iv)immediate vesting of all unvested equity awards outstanding as of the date of termination; and
(v)payment by the Company of the cost of Executive’s participation in the Company’s group health plan (as elected as of the date of termination) for the number of months left in the Term (the “Benefits Continuation”), provided that the Executive’s entitlement to the Benefits Continuation shall end on the last day of the month in which the Executive becomes eligible to receive similar benefits under the plan of any other employer. In all events, Executive shall be entitled to continue coverage for himself and any of his eligible dependents under the Company’s group health care plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, on the same terms as are applicable to other terminated employees;

provided, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release (as defined below) shall not be made or provided until the sixtieth (60th) day following the date of such termination of employment.
The payments and benefits provided under this Section 6(b), other than the Accrued Amounts, are subject to and conditioned upon (i) the Executive’s execution of a valid general release and waiver (in a form reasonably acceptable to the Company) within twenty-one (21) days following the date of termination (unless a 45-day period is required under the Older Workers Benefit Protection Act, in which case Executive shall return such release within 45 days), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers, and directors (the “Release”), and such waiver becoming effective, and (ii) the Executive’s full and faithful compliance with the restrictive covenants to which he is subject pursuant to Sections 7, 8, and 9 hereof (the “Restrictive Covenants”), provided that to the extent the Executive inadvertently breaches any of the Restrictive Covenants set forth in Sections 7 and 9 hereof and such breach is reasonably susceptible to cure in the sole discretion of the Company, the Executive shall be given a reasonable opportunity, not to exceed ten (10) days, to cure such breach (the conditions in (i) and (ii), the “Conditions”). The Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(b), regardless of the time that would otherwise remain in the Term had the Term not been terminated hereunder.

(c)Board Discretion. In the event that Executive’s employment is terminated by Board Discretion, other than In Anticipation of a Change of Control or Following a Change of Control, the Executive shall be entitled to:
(i)the Accrued Amounts;
(ii)the Pro-Rated Annual Bonus and Pro-Rated LTI; and
(iii)6-months additional Base Salary.
The payments under this Section 6(c), other than the Accrued Amounts, are subject to and conditioned upon Executive’s execution of the Release. Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(c), regardless of the time that would otherwise remain in the Term had the Term not been terminated hereunder.

(d)Without Cause, Board Discretion or For Good Reason Following a Change in Control or Without Cause or Board Discretion In Anticipation of a Change in Control. In lieu of the payments and benefits described in Sections 6(b) and 6(c) hereof, in the event the Executive’s employment is terminated by the Company without Cause, for Board Discretion or by the Executive for Good Reason, in each case within the one (1) year period following a Change in Control, or by the Company without Cause or for Board Discretion In Anticipation of a Change in Control (any such termination, a “CIC Termination”), the Executive shall be entitled to:
(i)the Accrued Amounts;
(ii)the Pro-Rated Annual Bonus and Pro-Rated LTI;
(iii)an amount equal to two (2) times the sum of the Executive’s Base Salary at the time of termination and an amount equal to two (2) times the sum of the most recent Annual Bonus paid to the Executive during the Term, if any, payable in equal installments over the Severance Period in accordance with the Company’s customary payroll practices;
(iv)immediate vesting of all unvested equity awards outstanding as of the date of termination; and
(v)the Benefits Continuation;

provided, that such payments and benefits other than the Accrued Amounts are subject to and conditioned upon the Executive’s compliance with the Conditions; provided further, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the sixtieth (60th) day following the date of such termination of employment. In the event that Executive is terminated and commences receiving the payments and benefits specified in Section 6(b) or 6(c), and it is later determined that Executive’s termination was a CIC Termination, the first payment immediately following the Change in Control shall consist of a catch-up payment equal to the additional payments the Executive would have received had Executive received payments under this Section 6(d) in the first instance in addition to the recalculated amounts that Executive is entitled to receive under this Section 6(d).

(vi)For purposes of this Agreement:
(A)“Change in Control” shall mean (1) the dissolution or liquidation of the Company, (2) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter; (3) a sale of all or substantially all of the assets of the Company to another person or entity; (4) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or (5) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

(B)“In Anticipation of a Change in Control” shall mean termination of the Executive’s employment by the Company without Cause or for Board Discretion within the ninety (90)-day period prior to the consummation of a Change in Control.

(e)Any Other Reason. In the event the Executive’s employment is terminated for any reason other than those described in Sections 6(a) through 6(d) above (including, without limitation, termination by the Company for Cause or termination by the Executive without Good Reason), the Company shall pay to the Executive the Accrued Amounts.

(f)No Additional Obligations. Except as otherwise provided in this Section 6, and except for any vested benefits under any tax qualified pension plans of the Company and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as COBRA), the Company shall have no additional obligations under this Agreement, and the Executive shall not be entitled to any additional compensation or benefits (including vesting) hereunder.

7.Confidentiality and Intellectual Property.

(a)The Executive acknowledges that the Company continually develops Confidential Information, that Executive may develop Confidential Information for the Company and that Executive has had and will have access to and has become and will become aware of and informed of Confidential Information during the course of employment. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business as of the date of the Executive’s termination of employment (as evidenced by the entry of discussions, a letter of intent, or definitive agreement for any such purpose), one or more activities which constitute the business, and any and all information, not publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, sales, manufacturing, marketing, and financial activities of the Company, (ii) the products (including product rates) and services of the Company, (iii) the costs, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. The Executive shall comply with the policies and procedures of the Company adopted prior to or during the Term for protecting Confidential Information and shall not disclose and will not directly or indirectly make known, divulge, reveal, furnish, make available or use, other than as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company, any Confidential Information. The Executive understands that the Executive’s obligations under this Section 7 shall continue to apply after the termination of Executive’s employment, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which (i) is generally known or readily available to the public at the time of disclosure, (ii) becomes generally known through no act on the part of the Executive in breach of this Agreement or any other person known to the Executive to have an obligation of confidentiality to the Company with respect to such information, (iii) is disclosed in furtherance of the Executive’s duties under this Agreement, or (iv) restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Pursuant to 18 U.S.C. § 1833(b) (the Defend Trade Secrets Act of 2016), the Executive acknowledges that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(b)In the event that the Executive is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), the Executive shall, to the extent permitted by law, provide prompt notice of such Legal Requirement to the Company so that the applicable member of the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Executive agrees to take reasonable steps to assist the Company in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting the Company’s rights with respect to such Confidential Information.

(c)All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall immediately return to the Company at the time Executive’s employment terminates all Documents then in the Executive’s possession or control, without retaining any copies thereof.

(d)If the Executive creates, invents, designs, develops, contributes to, or improves any works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of his employment and/or with the use of any Company resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Notwithstanding the foregoing, the definition of Company Works does not include any works of authorship, inventions, intellectual property, materials, documents, or other work product developed (alone or jointly) by the Executive (i) entirely on the Executive’s own time and (ii) without the use of any equipment, supplies, facilities, trade secrets, Confidential Information, or other information of the Company, unless such work product (A) relates to the Company’s business or its actual or demonstrably anticipated research or development or (B) results from any work performed by the Executive for the Company.

(e)During the Term and thereafter, the Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.Non-Disparagement. The Executive hereby agrees, during the Term and thereafter, not to defame or disparage the Company, its affiliates, and their respective directors, shareholders, officers, or employees, and the Company hereby agrees, during the Term and thereafter, to use its reasonable efforts to prevent the then-current members of the Board from defaming or disparaging the Executive. The Executive hereby agrees to reasonably cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers, or employees. The Company hereby agrees to reasonably cooperate with the Executive in refuting any defamatory or disparaging remarks made by any third party in respect of the Executive.

9.Non-Competition and Non-Solicitation. The Executive expressly recognizes and acknowledges that:

(a)Reasonableness. Because (i) in order to perform the Executive’s job, the Executive will be provided and will otherwise have access to the Company’s confidential information, including trade secrets, of special and particular value regarding the business of the Company at the inception of and during the period of the Executive’s employment; (ii) the Executive’s involvement in the management and operations of the Company and the Executive’s future access to confidential information regarding the Company make the Executive’s services hereunder special, unique, and/or extraordinary; (iii) if any proprietary, confidential, or trade secrets information of the Company were imparted to or became known by any person engaging in a business in competition with that of the Company or for a current or former customer or client of the Company, hardship, loss, and irreparable injury and damage would result to the Company, the measurement of which would be difficult if not impossible to ascertain; and (iv) it is necessary for the Company to protect the goodwill of the Company from such damage, the Executive hereby acknowledges and agrees that the below covenants (A) constitute a reasonable and appropriate means, consistent with the best interests of both the Executive and the Company, to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and to protect them against such damage and (B) shall apply to and be binding upon the Executive as provided herein.

(b)In recognition and in consideration of the foregoing, and in consideration for this Agreement, the Executive expressly covenants and agrees that during the Term and for the twenty-four (24)-month period thereafter (the “Restricted Period”):

(i)The Executive shall not in any way, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person or entity, solicit, divert, take away, or attempt to take away any of the Company’s customers or the business or patronage of any such customers with whom the Executive had direct or indirect contact or received Confidential Information about while employed by the Company, it being presumed based upon the Executive’s position that Executive had direct or indirect contact or received Confidential Information about all of the Company’s customers during the Term.

(ii)The Executive shall not in any way, directly or indirectly, for the Executive or on behalf of or in connection with any other person or entity, solicit, entice, or recruit any of the Company’s employees, consultants or agents (including independent sales agents) for another entity or business (provided that public job postings shall not be deemed to violate this provision) engaged in or actively preparing to engage in a Competing Business (defined below), it being presumed based upon the Executive’s position that Executive came to know or received Confidential Information about all of the Company’s employees during the Term.

(iii)The Executive shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, as an owner, employee, officer, director, partner, investor, consultant, or otherwise, participate in any activities that are the same or similar in function or purpose to those Executive provided, managed, or supervised as an employee of the Company under this Agreement on behalf of any business, whether in corporate, proprietorship, or partnership form or otherwise, engaged in the business currently conducted by the Company, as conducted by the Company from the Effective Date through the date of the Executive’s termination of employment, in any market in which the Company is either conducting business or is actively planning to conduct business as demonstrated by Company documents as of the date of the Executive’s termination of employment (a “Competing Business”).

(iv)The Executive shall not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by this Section 9(b) if such activity were carried out by the Executive either directly or indirectly.

10.Injunctive Relief; Enforceability.

(a)The Executive acknowledges that damages resulting from the breach or threatened breach of the provisions of the Restrictive Covenants may be difficult to calculate. In the event of a breach or threatened breach by the Executive of the Restrictive Covenants, the Company shall be entitled to apply to any court of competent jurisdiction for any injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Company shall at all times retain its right to recover from the Executive, or any other person or entity that may be held liable, its damages resulting from such breach.

(b)If any Restrictive Covenant is held to be unenforceable because of the scope of such provision, including, without limitation, the duration of such provision, or the geographical area or the nature of the business covered thereby, it is the Parties’ express intention, and the Parties hereby agree, that the court or tribunal making such determination shall have the power to, and is hereby directed to, reduce the scope of such provision, and in its reduced form such provision shall then be enforceable. The Executive acknowledges that the Restrictive Covenants constitute a material inducement, and a condition, to the Executive to enter into this Agreement and therefore Executive waives any defense or challenge to the enforceability of the Restrictive Covenants as written, to the extent allowed by applicable law.

(c)The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8, 9, and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information, and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints; and will not otherwise impose an undue hardship on him. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, and 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants without having to post bond. The Parties further agree that, in the event that any provision of Sections 7, 8, 9, and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The length of the Restricted Period shall be extended by an amount of time equal to the period of time during which a violation of Sections 9(b)(i), 9(b)(ii), 9(b)(iii), or 9(b)(iv) is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant). If, notwithstanding such provision, a court in any judicial proceeding refuses to enforce any of the separate covenants included herein, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

11.Code Section 280G.

(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts that are subject to Section 409A of the Code and are required to be reduced by reason of this Section 11(a), all such amounts shall be reduced in the same proportions.

(b)Any determination required under this Section 11 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.

12.Miscellaneous.

(a)Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing, signed by the Party giving or making such notice, and shall be deemed to be given when delivered personally or two (2) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to the Company, to:

Citizens, Inc.
11815 Alterra Pkwy, Floor 15
Austin, Texas 78758
Attention: Chief Legal Officer

If to the Executive, to the address set forth in the records of the Company.

or to such other address as any Party hereto may designate by notice to the other Party.

(b)Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto with respect to the Executive’s employment hereunder, and this Agreement supersedes and is in full substitution for any and all prior understandings or agreements between the Parties with respect to the Executive’s employment or termination thereof.

(c)Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties, and any provision hereof may be waived only by an instrument in writing signed by the Party against whom or which enforcement of such waiver is sought. The failure of any Party at any time to require the performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)Interpretation. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, including with the assistance of legal counsel of their choosing. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

(e)Authority; Representations of the Executive. The Parties hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of any of his duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f)Successors and Assigns. This Agreement is binding on and is for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.

(g)Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12(g), be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, local, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i)Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflicts of law. Executive and Company agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state or federal courts located in Travis County, Texas. THE PARTIES FURTHER IRREVOCABLY AGREE TO WAIVE (I) THE RIGHT TO A JURY TRIAL; AND (II) ANY OBJECTION THAT THE AGREED UPON VENUE IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTIONS OR PROCEEDINGS.

(j)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k)Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l)Code Section 409A.

(i)The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise), and accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”), and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(l) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code and Section 409A-3(i)(1)(iv) (or any successor regulation or official guidance) to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. Under the relevant regulations, all such reimbursements and taxable benefits that are subject to Code Section 409A that are payable to the Executive pursuant the terms of this Agreement or otherwise, shall be subject to the following general rules: In no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax; With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

[SIGNATURES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated below to be effective as of the Effective Date.

EXECUTIVE

Jon Stenberg

Date:

CITIZENS, INC.

By:
Name: Jerry D. Davis, Jr.
Title: Chairman of the Board

Date: